SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON D.C.  20549
                SCHEDULE 14A INFORMATION
       PROXY STATEMENT PURSUANT TO SECTION 14(A)
         OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant         ( )
Filed by a Party other than the Registrant   (X)
Check the appropriate box:
( )  Preliminary Proxy Statement
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Materials Pursuant to SECTION 240.14a-11(c) or
     SECTION 240.14a-12

               THE HILLHAVEN CORPORATION
    (Name of Registrant as specified in its Charter)

           NATIONAL MEDICAL ENTERPRISES, INC.
                  NME PROPERTIES CORP.
             NME PROPERTY HOLDING CO., INC.
                  NME PROPERTIES, INC.
       (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(i)(2).
( )  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

(4)  Proposed maximum aggregate value of transaction:

__________________
1 Set forth the amount on which the filing fee is calculated and state how it was determined.


(X) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:  $125

(2)  Form, Schedule or Registration Statement No.:  Schedule
     14A Preliminary Proxy Statement

(3)  Filing Parties:  National Medical Enterprises, Inc.,
     NME Properties Corp., NME Property Holding Co., Inc.
     and NME Properties, Inc.

(4)  Date Filed:  March 8, 1995



          1995 ANNUAL MEETING OF STOCKHOLDERS
                           OF
               THE HILLHAVEN CORPORATION


                    PROXY STATEMENT
                           OF
           NATIONAL MEDICAL ENTERPRISES, INC.


This Proxy Statement (the "Proxy Statement") and the enclosed BLUE proxy card are furnished in connection with the solicitation of proxies by National Medical Enterprises, Inc., a Nevada corporation doing business as "Tenet Healthcare Corporation" ("NME"), NME Properties Corp., a Tennessee corporation and a wholly owned subsidiary of NME ("PropCorp"), NME Property Holding Co., Inc., a Delaware corporation and a wholly owned subsidiary of PropCorp ("Holding"), and NME Properties, Inc., a Delaware corporation and a wholly owned subsidiary of PropCorp and Holding ("PropInc"), for use at the 1995 Annual Meeting of Stockholders of The Hillhaven Corporation, a Nevada corporation (the "Company" or "Hillhaven"), and at any adjournments or postponements thereof (the "Annual Meeting").


At the Annual Meeting, you will be asked to consider and vote upon a non-binding resolution (the "Resolution") urging the Board of Directors of Hillhaven to take action to maximize the value of all shareholders' investment in the Company through the immediate sale or merger of the Company.

As of the date of this Proxy Statement, Hillhaven has not announced the date, time or place of the Annual Meeting or set the date as of which shareholders of record will be entitled to vote at the Annual Meeting.

According to the Company's filings with the Securities and Exchange Commission, as of March 6, 1995, there were 32,824,463 shares of common stock, par value $.75 per share, of the Company (the "Common Stock") issued and outstanding, each of which is entitled to one vote. As of such date, NME was the beneficial owner of 8,878,147 shares of Common Stock, or approximately 27% of the number of shares of Common Stock reported by the Company to be outstanding. On February 28, 1995, as set forth below under "Background," the Company announced an acquisition transaction in which the Company will issue 5,000,000 new shares of Common Stock, subject to a potential of up to 500,000 additional shares of Common Stock. Assuming the issuance of 5,500,000 new shares of Common Stock in such transaction, there would be 38,324,463 shares of Common Stock outstanding, and NME would be the beneficial owner of approximately 23.2% of the shares of Common Stock then outstanding.

                  ____________________

This Proxy Statement and the BLUE proxy card are first being furnished to Hillhaven shareholders on or about April 3, 1995.
The principal executive office of Hillhaven is located at 1148
Broadway Plaza, Tacoma, Washington  98402.



                       IMPORTANT

 At the Annual Meeting, NME is seeking shareholder approval of the Resolution.

 NME URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED BLUE
 PROXY CARD TO VOTE FOR THE APPROVAL OF THE RESOLUTION.

 A VOTE FOR THE RESOLUTION WILL HELP ENABLE YOU -- AS THE
 OWNERS OF HILLHAVEN -- TO SEND A MESSAGE TO THE HILLHAVEN BOARD
 OF DIRECTORS THAT YOU ARE IN FAVOR OF MAXIMIZING THE VALUE OF
 YOUR INVESTMENT IN HILLHAVEN THROUGH THE IMMEDIATE SALE OR
 MERGER OF THE COMPANY.

 NME URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY HILLHAVEN. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO NME, C/O MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010, OR TO THE SECRETARY OF HILLHAVEN, OR BY VOTING IN PERSON AT THE ANNUAL MEETING. SEE "PROXY PROCEDURES" BELOW.

 BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD,
 SHAREHOLDERS WILL BE GIVING UP THEIR RIGHT TO VOTE FOR THE
 ELECTION OF DIRECTORS AND ANY OTHER PROPOSALS TO BE BROUGHT
 BEFORE THE ANNUAL MEETING.


              PURPOSE OF THE SOLICITATION

NME, the largest shareholder of Hillhaven, announced in December 1994 that it was reviewing its investment in Hillhaven. After discussions with the management of Hillhaven and certain third parties which expressed interest in Hillhaven and NME's investment in it, as well as a review with NME's financial advisor, NME determined that a business combination transaction involving Hillhaven would provide all shareholders with the best alternative to achieve maximum values, and so informed Hillhaven.

As set forth below under "Background," in February 1995
Hillhaven rejected a merger proposal from Horizon Healthcare Corporation ("Horizon") that would provide $28 in value to Hillhaven shareholders for each share of Common Stock outstanding. A "Special Committee" of Hillhaven's Board of Directors, which included all of the members of the Board, including the members of Hillhaven's senior management who are also directors, but which excluded two directors who are current or former employees of NME, rejected Horizon's proposal, based in part upon the advice of Hillhaven's investment banker that the consideration to be received by Hillhaven's shareholders is inadequate from a financial point of view. The Special Committee concluded that it is in the best interests of Hillhaven, its shareholders, employees and customers that Hillhaven remain independent and continue to pursue its long-term business strategy. The Special Committee rejected Horizon's proposal without even discussing it with Horizon, even though Horizon had indicated its willingness to be flexible with respect to the terms of its proposal.

On March 7, 1995, Horizon sent a letter to Hillhaven indicating that it was prepared to increase its offer to $31 in value per share of Common Stock. Horizon indicated that its $31 in value per share offer would expire on March 21, 1995. On March 20, 1995, Hillhaven announced that the Special Committee had instructed Hillhaven's investment bankers to explore strategic alternatives, including the possible sale of Hillhaven to a third party. As part of the process, Hillhaven stated that it intends to engage in discussions with persons interested in acquiring Hillhaven. Hillhaven also announced that the Special Committee may conclude that the best available alternative for Hillhaven is to remain a publicly-owned company pursuing its existing strategy for enhancing value and serving its constituents. Hillhaven also announced that the Special Committee intends to invite Horizon to participate in the process. On March 21, 1995, Horizon announced that it had reviewed the public statement issued by Hillhaven on March 20 that Hillhaven intends to explore alternatives to Horizon's $31 in value per share proposal. Horizon also stated that, pursuant to its terms, Horizon's $31 in value per share proposal would expire on March 21, 1995 at 6:00 p.m.


On March 31, 1995, Horizon and Continental Medical Systems,
Inc. announced that they have agreed to a stock-for-stock merger.


NME is in favor of ANY proposal that will maximize the value of all shareholders' investment in Hillhaven, and believes that Hillhaven should engage in a process to maximize the value of all shareholders' investment in Hillhaven through the immediate sale or merger of Hillhaven. Accordingly, the Resolution urges the Board of Directors of Hillhaven to (i) instruct Hillhaven's existing investment banking firm to solicit offers to acquire Hillhaven by sale or merger, (ii) establish a committee of directors who are not employees of Hillhaven to review and negotiate any sale or merger proposal received and make a recommendation to the Board of Directors with respect to such proposal, and (iii) take all action necessary to effectuate such sale or merger (such as redeeming Hillhaven's Shareholder Rights Plan when appropriate and taking any necessary action under Nevada takeover statutes with respect to any proposal that maximizes values) and refrain from any action that would hinder or impede the effectuation of such sale or merger (such as initiating frivolous litigation).

By signing and returning the accompanying BLUE proxy card in favor of the Resolution, you will be able to send a message to the Hillhaven Board of Directors. Although Hillhaven has not yet set the date for the Annual Meeting, NME may deliver signed BLUE proxy cards to the Board of Directors of Hillhaven from time to time in order that the Board might become fully aware of shareholder sentiment with respect to the subject matter of the Resolution.

Your proxy is being solicited solely by NME and its wholly owned subsidiaries, PropCorp, Holding and PropInc, and not on behalf of any other person. NME, PropCorp, Holding and PropInc intend to vote all 8,878,147 shares of Common Stock owned by them in favor of the Resolution. NME supports ANY sale or merger proposal that maximizes the value of all shareholders' investment in Hillhaven.


The $31 in value per share merger proposal from Horizon represents approximately a 49% premium to the New York Stock Exchange ("NYSE") closing price of the Common Stock of $20.75 on December 20, 1994, the day before the public announcement that Hillhaven and NME were in discussions with respect to the shares of Common Stock held by NME. The NYSE closing price of the Common Stock was $26.50 on March 31, 1995.


If, like us, you believe that the value of your investment in Hillhaven can best be maximized through the immediate sale or merger of Hillhaven, we urge you to vote the accompanying BLUE proxy card FOR the Resolution.

                     THE RESOLUTION

At the Annual Meeting, NME intends to present the following
Resolution for approval by Hillhaven shareholders:

     RESOLVED, that the shareholders of The Hillhaven
Corporation (the "Company"), believing that the value
of their investment in the Company can best be
maximized through the immediate sale or merger of the
Company, hereby urge the Board of Directors to proceed
promptly to effect such sale or merger by:

     (1) instructing the Company's existing investment banking firm to solicit offers to acquire the Company by sale or merger;

     (2) establishing a committee of directors who are not officers of the Company to review and negotiate any sale or merger proposal received by the Company and to make a recommendation to the Board of Directors with respect to such proposal; and

     (3) taking all action necessary to effectuate such sale or merger and refraining from taking any action that would hinder or impede the effectuation of such sale or merger.

The purpose of the Resolution is to give all Hillhaven shareholders the opportunity to send a message to the Hillhaven Board of Directors that they are in favor of maximizing the value of their investment in Hillhaven through the immediate sale or merger of Hillhaven. The response to date of the Board of Directors to a bona fide offer from Horizon is not in the interests of shareholders. IF YOU BELIEVE, AS DO WE, THAT THE ACTIONS OF THE HILLHAVEN BOARD OF DIRECTORS TO DATE ARE CONTRARY TO THE BEST WAY TO ACHIEVE THE MAXIMUM VALUE OF YOUR INVESTMENT IN HILLHAVEN, THEN SEND A MESSAGE TO THE BOARD AND VOTE FOR THE RESOLUTION ON THE BLUE PROXY CARD.

Adoption of the Resolution, which will not be binding on the Hillhaven Board of Directors, requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the matter, assuming the presence of a quorum at the Annual Meeting. With respect to abstentions, shares of Common Stock will be considered present at the Annual Meeting for a vote on the Resolution, but since they are not affirmative votes for the Resolution, they will have the same effect as votes against the Resolution. With respect to broker non-votes, shares of Common Stock will not be considered present at the Annual Meeting for purposes of voting on the Resolution. Consequently, broker non-votes will not be counted with respect to the Resolution, but they will have the practical effect of reducing the number of affirmative votes required to achieve a majority with respect to the Resolution by reducing the total number of shares of Common Stock from which the majority is calculated.

The Resolution is not binding on the Hillhaven Board of Directors and, even if approved, will not have any effect unless the Board of Directors acts upon it. The Board of Directors is not required to effectuate the Resolution, even if approved by shareholders. If the Board of Directors proposes a sale or merger transaction, Hillhaven shareholders will have the opportunity to vote on such transaction if a vote is required under applicable law or regulation.

The accompanying BLUE proxy card will be voted in accordance with your instructions on such card at the Annual Meeting. You may vote FOR the Resolution or vote against, or abstain from voting on, the Resolution by marking the proper box on the BLUE proxy card for the meeting. IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE BLUE PROXY CARD FOR THE RESOLUTION.

NME STRONGLY RECOMMENDS A VOTE FOR THE RESOLUTION.



OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

NME anticipates that at the Annual Meeting shareholders will be asked to (i) elect two Class 3 directors, who will serve until the 1998 Annual Meeting, and (ii) ratify the selection of the Company's independent auditors. NME is not making any recommendation on these matters and is not soliciting your proxy on these matters.

Except as set forth above, NME is not aware of any other proposals to be brought before the Annual Meeting. Should other proposals be brought before the Annual Meeting, the persons named on the BLUE proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of NME as determined by NME in its sole discretion, in which event such persons will vote on such proposals at their sole discretion. Such discretionary authority does not extend to any matter that NME knows, a reasonable time before the date of the Annual Meeting, is to be presented at the Annual Meeting.

                    PROXY PROCEDURES

IN ORDER FOR YOUR VIEWS ON THE ABOVE-DESCRIBED PROPOSAL TO
BE REPRESENTED AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ACCOMPANYING BLUE PROXY CARD AND RETURN SUCH CARD TO NME, C/O MACKENZIE PARTNERS, INC. IN THE ENCLOSED ENVELOPE IN TIME TO BE VOTED AT THE ANNUAL MEETING. Execution of the BLUE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or a later dated proxy for the Annual Meeting to NME, c/o MacKenzie Partners, Inc. or to the Secretary of Hillhaven, or by voting in person at the Annual Meeting. ONLY YOUR LATEST DATED PROXY FOR THE ANNUAL MEETING WILL COUNT.

Only holders of record as of the close of business on the record date will be entitled to vote at the Annual Meeting. If you are a shareholder of record on the record date, you will retain your voting rights for the Annual Meeting even if you sell such shares after the record date. ACCORDINGLY, IT IS IMPORTANT THAT YOU VOTE THE SHARES HELD BY YOU ON THE RECORD DATE, OR GRANT A PROXY TO VOTE SUCH SHARES ON THE BLUE PROXY CARD EVEN IF YOU SELL SUCH SHARES AFTER THE RECORD DATE.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the BLUE proxy card.

                       BACKGROUND

On December 19, 1994, the Executive Committee of the Board of Directors of NME determined to review NME's investment in Hillhaven in light of NME's determination to focus its operations on its general hospital operations and the development of integrated healthcare delivery systems. In the course of reviewing its alternatives with respect to its investment in Hillhaven, NME had discussions with Hillhaven and third parties concerning possible courses of action.

On January 12, 1995, Jeffrey Barbakow, Chairman of the Board of NME, informed Bruce Busby, Chairman of the Board of Hillhaven, that Horizon had expressed an interest in making a business combination proposal involving Hillhaven. Mr. Barbakow suggested that Horizon's chairman, Neal Elliott, speak directly to Mr. Busby. NME understands that Mr. Busby spoke to Mr. Elliott, assured Mr. Elliott that he would review any Horizon proposal with his directors, but asked Mr. Elliott not to put anything in writing.

On January 12, 1995, a special meeting of Hillhaven's Board of Directors was called for January 16, 1995, even though the directors already had a regularly scheduled meeting set for later that week. At the January 16 meeting, the Board of Directors took action to implement the funding of a purported grantor trust of Hillhaven established to fund certain employee benefit plans of Hillhaven. To fund the trust, Hillhaven issued 4,200,000 shares of Common Stock. The funding of the trust placed immediate voting rights to approximately 15% (on an undiluted basis) of Hillhaven's voting stock in the hands of employees, including members of senior management, even though such employees have not yet earned all of those shares under the terms of Hillhaven's various employee benefit plans. In addition, at the January 16 meeting the Board of Directors amended Hillhaven's Shareholder Rights Plan.

On January 25, 1995, after entering into the letter agreement with NME described below, Horizon submitted a written business combination proposal to Hillhaven (the "Transaction"). In the Transaction, shareholders of Hillhaven would receive $28 in value of shares of common stock of a newly formed holding company ("Newco") for each outstanding share of Common Stock and shareholders of Horizon would receive one share of Newco common stock for each outstanding share of Horizon common stock. In addition, as part of the Transaction, each outstanding share of Hillhaven's Series C and Series D preferred stock would be redeemed at $1,000 per share in cash, plus any accrued and unpaid dividends, whether or not declared, to the date of redemption.

In light of Hillhaven's actions and in order to provide the opportunity contained in the Transaction to Hillhaven and all of its shareholders, NME entered into a letter agreement with Horizon dated January 25, 1995 (the "Letter Agreement"). If prior to consummating a Transaction, but within 12 months of the date of the Letter Agreement, there is a merger, consolidation or other transaction with any party other than Horizon (an "Other Transaction") in which NME receives consideration for any of its shares of Common Stock equal to or greater than $27.50 per share, then Horizon shall be entitled to receive (and NME shall cause Horizon to receive) upon consummation of an Other Transaction an amount equal to the greater of (i) $5,000,000 or (ii) 50% of the consideration received by NME in excess of $29 per share of Common Stock. Horizon agreed in the Letter Agreement to actively pursue the Transaction in good faith. The Letter Agreement also provides that nothing therein shall be construed to impose any requirement or restriction on NME with respect to its right to acquire or dispose of any shares of Common Stock from or to any party, or to vote any shares of Common Stock, and all decisions with respect thereto shall be made by NME in its sole discretion.

At a meeting held on February 5, 1995, a "Special Committee" of the Board of Directors of Hillhaven, which included all of the members of the Board, including the members of Hillhaven's senior management who are also directors, but which excluded two directors who are current or former employees of NME, was formed. At the February 5 meeting, the Special Committee rejected Horizon's proposal, based in part upon the advice of Hillhaven's investment banker that the consideration to be received by Hillhaven's shareholders is inadequate from a financial point of view. The Special Committee concluded that it is in the best interests of Hillhaven, its shareholders, employees and customers that Hillhaven remain independent and continue to pursue its long-term business strategy. On February 6, 1995, Hillhaven sued Horizon, seeking a declaratory judgment that, among other things, the business combination proposed by Horizon is prohibited under certain provisions of Nevada law. For additional information about this action, see the discussion under "Certain Litigation" below.

On February 15, 1995, NME filed suit against Hillhaven and certain of its directors seeking declaratory and injunctive relief and damages. For additional information about this action, see the discussion under "Certain Litigation" below.

On February 28, 1995, Hillhaven announced that it had agreed to acquire Nationwide Care, Inc. and certain related entities in exchange for the issuance of 5,000,000 new shares of Common Stock, subject to a potential adjustment of up to 500,000 additional shares of Common Stock if Hillhaven's average share price prior to closing is below $24.

On March 7, 1995, PropCorp delivered a notice to Hillhaven of its intention to present the Resolution for shareholder approval at the Annual Meeting.

On March 7, 1995, Horizon sent a letter to Hillhaven indicating that it was prepared to increase its offer to $31 in value per share of Common Stock. As part of the merger, each outstanding share of Hillhaven's Series C and Series D preferred stock would be redeemed at $900 per share in cash, plus any accrued and unpaid dividends, whether or not declared, to the date of redemption. Horizon has indicated that its $31 in value per share offer will expire on March 21, 1995. Horizon stated that it is prepared to meet with Horizon and its advisors to discuss the merger agreement and the strategic, operational and other benefits that could be realized through the combination of Hillhaven and Horizon.

In a letter to Hillhaven dated March 10, 1995, PropCorp stated that it was very concerned that Horizon's $31 in value per share offer would be considered by the Special Committee that considered Horizon's earlier $28 in value per share offer. PropCorp stated that it strongly believes that Horizon's $31 in value per share offer should be considered by a committee of Hillhaven directors that does not include any directors who are members of Hillhaven's senior management.

On March 17, 1995, Horizon said in a press release that it had sent Hillhaven information to provide further details of its proposal. Horizon also said that it had sent Hillhaven's investment bankers a financial analysis of the combined companies.

Also on March 17, 1995, Guy Wyser-Pratte, president of
Wyser-Pratte & Co. and a Hillhaven shareholder, announced that he will propose a nominee for election to Hillhaven's Board of Directors at the Annual Meeting.

On March 20, 1995, Hillhaven issued a press release that stated in relevant part:

          The Hillhaven Corporation (NYSE:  HIL)
     announced today that the Special Committee of its Board of Directors has instructed Merrill
     Lynch to explore strategic alternatives, including the possible sale of Hillhaven to a third party.

          In light of a recent proposal by Horizon
     Healthcare Corporation (NYSE:  HHC) to
     acquire Hillhaven in a stock merger valued by Horizon at $31.00 per share and expressions of interest received by Hillhaven from other parties desiring to explore an acquisition transaction, the Hillhaven Special Committee is establishing a process to evaluate all alternatives available to Hillhaven. As part of this process, Hillhaven intends to engage in discussions with parties interested in acquiring Hillhaven.

          Following completion of this process,
     the Hillhaven Special Committee will evaluate all alternatives, including whether any proposal to acquire Hillhaven is in the best interests of Hillhaven, its stockholders and other constituents. The Special Committee may conclude that the best available alternative for Hillhaven is to remain a publicly-owned company pursuing its existing strategy for enhancing value and serving its constituents.

          As a result of the Special Committee's
     decisions to explore and evaluate all
     alternatives, the Special Committee has not taken a position with respect to Horizon's proposal at this time. However, the Special
     Committee does intend to invite Horizon to participate in the process and expects to fully explore Horizon's future prospects and the details of its proposal in the course of this process.

On March 21, 1995, Horizon issued a press release that stated in relevant part:

          Horizon Healthcare Corporation (NYSE:
     HHC) announced today that it has reviewed the public statement issued by The Hillhaven
     Corporation (NYSE:  HIL) that Hillhaven
     intends to explore financial alternatives to the outstanding $31 per share merger proposal made by Horizon. According to its terms, Horizon's $31 per share proposal will expire today at 6 p.m.


On March 31, 1995, Horizon and Continental Medical Systems,
Inc. ("CMS") announced that they have agreed to a strategic merger. According to the announcement, CMS stockholders will receive for each of their CMS common shares a number of shares of Horizon common stock equal to $13, divided by the average daily closing price of Horizon common stock for a twenty trading-day period preceding the mailing of proxy materials relating to the special meetings of stockholders for approval of the transaction. The announcement stated that the transaction is intended to be tax free to CMS stockholders and to be accounted for as a pooling of interests. The announcement also stated that, at the closing price of Horizon common stock on March 30, 1995, the aggregate value of the transaction to CMS stockholders would be $502.1 million.


                   CERTAIN LITIGATION

The Nevada Litigation. On January 31, 1995, a purported class of Hillhaven shareholders filed a complaint seeking declaratory and injunctive relief against Hillhaven and its individuals directors in the Nevada District Court for the County of Clark (the "First Nevada State Court Action") styled, Robert Grayson and Frederick Rand v. Bruce L. Busby, Christopher J. Marker, Maris Andersons, Walter F. Beran, Peter de Wetter, Dinah Nemeroff, Jack O. Vance, and Hillhaven Corporation. The First Nevada State Court Action alleges, among other things, that the Hillhaven Board of Directors has breached its fiduciary duties to Hillhaven's shareholders: (1) by amending its Shareholder Rights Plan in the face of Horizon's offer to form a business combination with Hillhaven; and (2) by failing to negotiate the possible acquisition of Hillhaven.

On February 23, 1995, the Service Employees International
Union, a union allegedly representing 2,000 Hillhaven employees at approximately 40 Hillhaven nursing homes, and Joann Sforza, an individual allegedly employed by Hillhaven, moved to file a complaint in intervention in the First Nevada State Court Action. On February 27, 1995, Hillhaven, Bruce L. Busby and Christopher
J. Marker filed their answers to the First Nevada State Court
Action.

On February 23, 1995, a second purported class of Hillhaven shareholders filed a "First Amended Class Action Complaint For Declaratory And Injunctive Relief" against Hillhaven in the Nevada District Court for the County of Clark, styled Anne Ross
v. The Hillhaven Corporation, Bruce L. Busby, Christopher J. Marker, Walter F. Beran, Dinah Nemeroff and Jack O. Vance, (the "Second Nevada State Court Action"). This action reiterates and updates many of the claims made in the First Nevada State Court Action.

On or about March 7, 1995, the plaintiffs in the First
Nevada State Court Action and the Second Nevada State Court Action filed a motion to dismiss without prejudice in light of the complaint filed by the plaintiffs in California on March 2, 1995 (see "The California Litigation"). On March 15, 1995, the First Nevada Action and the Second Nevada Action were consolidated.

On February 6, 1995, Hillhaven filed a complaint against
Horizon in the United States District Court for the District of Nevada styled The Hillhaven Corporation v. Horizon Healthcare Corporation, (the "Nevada District Court Action"). The First Nevada District Court Action seeks a declaratory judgment that, among other things, the business combination that Horizon has proposed with Hillhaven is prohibited under the provisions of the Nevada Revised Statutes regarding Combinations With Interested Shareholders (NRS SECTIONSECTION 78.411 through 78.444).

On February 27, 1995, Horizon answered this complaint and counterclaimed against Hillhaven for declaratory relief, injunctive relief and damages, alleging, among other things, that the Hillhaven Board of Directors has breached its fiduciary duties to Hillhaven's shareholders by: (1) taking improper en trenching actions to defeat the Horizon offer; (2) manipulating Hillhaven corporate machinery through entrenchment tactics de signed to grant Hillhaven's management additional share voting power; and (3) breaching its duty of candor by disseminating a press release which contained false and misleading statements and material omissions concerning the Horizon offer and the process instituted by Hillhaven to review the Horizon offer.

On March 23, 1995, the parties agreed to stay the Nevada
District Court Action for up to 45 days.

The California Litigation. On February 15, 1995, NME filed a complaint seeking declaratory and injunctive relief in the California Superior Court for the County of Los Angeles styled National Medical Enterprises, Inc. v. The Hillhaven Corporation, Bruce L. Busby, Christopher J. Marker and Does 1-25 (the "California Action"). The California Action alleges, among other things, that the named defendants have breached their fiduciary duties to NME and its fellow Hillhaven shareholders and interfered with NME's prospective economic advantage by undertaking a series of acts designed to: (1) entrench themselves; (2) dilute NME's equity interest in Hillhaven; and
(3) deprive all of Hillhaven's shareholders the opportunity to consider the friendly acquisition proposal made by Horizon to Hillhaven.

On March 7, 1995, the Service Employees International Union and Joann Sforza moved to file a complaint in intervention in the California Action.

On March 23, 1995, the parties agreed to stay the California
Action for up to 45 days.

On or about March 2, 1995, a purported class action styled, Anne Ross, Robert Grayson, Frederick Rand and Victoria Shaev v. The Hillhaven Corporation, Bruce Busby, Christopher Marker, Walter Beran, Dinah Nemeroff, Jack Vance and Donald Burns, was filed in the California Superior Court for the County of Los Angeles. This action reiterates the claims made in the First Nevada State Court Action and the Second Nevada State Court Action. On or about March 9, 1995, this action was removed to the United States District Court for the Central District of California. On March 23, 1995, the parties agreed to a temporary stay of this action.

                SOLICITATION OF PROXIES

Proxies may be solicited by mail, advertisement, telephone or facsimile and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of NME, none of whom will receive additional compensation for such solicitations. NME may request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. NME will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

NME has retained MacKenzie Partners, Inc. ("MacKenzie") for solicitation and advisory services in connection with these solicitations, for which MacKenzie has received $15,000 and is to receive an additional $35,000 after completion of the solicitations of proxies for the Annual Meeting, together with reimbursement for its reasonable out-of-pocket expenses. NME has also agreed to indemnify MacKenzie against certain liabilities and expenses, including liabilities and expenses under the Federal securities laws. MacKenzie will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that MacKenzie will employ approximately 35 persons to solicit shareholders for the Annual Meeting.

NME has engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisor for a period of 24 months for an initial retainer of $250,000 pursuant to an engagement letter dated July 28, 1993, as amended. No specific arrangements have been made between DLJ and NME with respect to fees in connection with the solicitation of proxies from shareholders of Hillhaven and related matters. DLJ and NME anticipate, however, that any compensation will be usual and customary for similar transactions in which DLJ or other investment banks of national standing are involved. NME has agreed in the engagement letter that DLJ will be reimbursed from time to time for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ and NME will indemnify DLJ and certain related persons against certain liabilities and expenses in connection with its engage ment, including certain liabilities under the Federal securities laws. In connection with DLJ's engagement as financial advisor, NME anticipates that certain employees of DLJ may communicate in person, by telephone or otherwise with institutions, brokers or other persons who are shareholders of Hillhaven for the purpose of assisting in the solicitation of proxies for the Annual Meeting. DLJ has rendered various investment banking and other advisory services to NME and its affiliates in the past and is expected to continue to render such services, for which it has received and will continue to receive customary compensation.

NME has been informed that DLJ is acting as financial advisor to Horizon in connection with its merger proposal to Hillhaven. NME understands that DLJ has established a screening process in connection with its engagement as financial advisor to each of NME and Horizon in regard to Hillhaven. NME has not been informed of the terms of DLJ's engagement as financial advisor to Horizon.

The entire expense of soliciting proxies for the Annual
Meeting is being borne by NME. NME will not seek reimbursement for such expenses from Hillhaven. Costs incidental to these solicitations of proxies include expenditures for printing, postage, legal and related expenses and are expected to be approximately $250,000. Total costs incurred to date in furtherance of or in connection with these solicitations of proxies are approximately $50,000.

          CERTAIN INFORMATION ABOUT HILLHAVEN

Hillhaven is a Nevada corporation with its principal
executive offices at 1148 Broadway Plaza, Tacoma, Washington
98402.   The telephone number of Hillhaven is (206) 572-4901.

Hillhaven is subject to the informational requirements of the Securities Exchange Act of 1943, as amended, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("SEC"). Reports, proxy statements and other information filed by Hillhaven may be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C. at 450 Fifth Street, N.W., Room 1024, and at the following Regional Offices of the
SEC: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Requests should be directed to the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be inspected at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

A shareholder proposal to be presented at the 1996 annual meeting of shareholders of Hillhaven must be received at Hillhaven's principal executive offices not less than 120 calendar days in advance of the date Hillhaven's proxy statement is released to shareholders in connection with the Annual
Meeting.

                 INFORMATION ABOUT NME,
             PROPCORP, HOLDING AND PROPINC

The principal business of NME is the operation of domestic and international general hospitals. As of March 1, 1995, NME began doing business as "Tenet Healthcare Corporation." NME intends to seek shareholder approval to change its name to "Tenet Healthcare Corporation." The principal business of PropCorp is its investments in the healthcare industry. NME owns all of the outstanding stock of PropCorp. The principal business of Holding is its investments in the healthcare industry. PropCorp owns all of the outstanding stock of Holding. The principal business of PropInc is its investments in the healthcare industry. PropCorp and Holding own all of the outstanding stock of PropInc. The principal address of each of NME, PropCorp, Holding and PropInc (the "NME Entities") is 2700 Colorado Avenue, Santa Monica, California 90404. Certain information about the directors and executive officers of the NME Entities and certain employees and other representatives of the NME Entities who may also assist MacKenzie in soliciting proxies is set forth in the attached Schedule I. Schedule II sets forth certain information relating to securities owned by the NME Entities and their directors and executive officers, such employees and other representatives. Schedule III sets forth certain information, as made available in public documents, regarding shares of Common Stock held by Hillhaven's management.


PLEASE INDICATE YOUR SUPPORT FOR THE RESOLUTION BY COMPLET
ING, SIGNING AND DATING THE ENCLOSED BLUE PROXY CARD AND RE
TURNING PROMPTLY TO NME, C/O MACKENZIE, IN THE ENCLOSED ENVELOPE.
NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED
STATES.

                              NATIONAL MEDICAL ENTERPRISES, INC.
                              NME PROPERTIES CORP.

                              NME PROPERTY HOLDING CO., INC.
                              NME PROPERTIES, INC.


    April 3, 1995


                       SCHEDULE I

          INFORMATION CONCERNING THE DIRECTORS
               AND EXECUTIVE OFFICERS OF
           NME, PROPCORP, HOLDING AND PROPINC
   AND CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES OF
           NME, PROPCORP, HOLDING AND PROPINC

The following table sets forth the name and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of the persons who may be deemed to be participants on behalf of National Medical Enterprises, Inc. ("NME"),
NME Properties Corp. ("PropCorp"), NME Property Holding
Co., Inc. ("Holding"), and NME Properties, Inc.
("PropInc"), including the executive officers and directors thereof, and certain employees and other representatives of NME, PropCorp, Holding and PropInc who may also solicit proxies from Hillhaven shareholders.
Unless otherwise indicated, the principal business address of each director, executive officer, employee or representative is 2700 Colorado Avenue, Santa Monica,
California 90404. Directors are indicated with a single asterisk.

          DIRECTORS AND EXECUTIVE OFFICERS OF
           NATIONAL MEDICAL ENTERPRISES, INC.

  Name and Principal                    Present Office or Other
   Business Address                Principal Occupation or Employment

 Jeffrey C. Barbakow*            Chairman of the Board and Chief
                                   Executive Officer

 Michael H. Focht, Sr.*          President and Chief Operating Officer

 Maris Andersons                 Executive Vice President and Treasurer

 Scott M. Brown                  Senior Vice President, General Counsel
                                   and Secretary

 Raymond L. Mathiasen            Senior Vice President and Chief Financial
                                   Officer

 Barry P. Schochet               Executive Vice President and President -
                                   Hospital Division

 Bernice B. Bratter*             Executive Director, Senior Health and Peer
                                   Counseling, until her retirement in
                                   March 1995

 Maurice J. DeWald*              Chairman and Chief Executive Officer,
 19100 Von Karman Avenue,          Verity Financial Group, Inc.
 Suite 350
 Irvine, California  92715

 Peter de Wetter*                Executive Vice President until his
                                   retirement in May 1989

 Edward Egbert, M.D.*            Physician in private practice until his
                                   retirement in January 1994

 Raymond A. Hay*                 Chairman and Chief Executive Officer,
 5956 Sherry Lane, Suite 902       Aberdeen Associates
 Dallas, Texas  75225

 Lester B. Korn*                 Chairman and Chief Executive Officer,
 1800 Century Park East,           Korn Tuttle Capital Group
 Suite 1100
 Los Angeles, California  90067

 James P. Livingston*            Private Investor; Executive Vice President
                                   until his retirement in June 1986

 Richard S. Schweiker*           President, American Council of Life
                                   Insurance until his retirement in December
                                   1994


          DIRECTORS AND EXECUTIVE OFFICERS OF
                  NME PROPERTIES CORP.

  Name and Principal                Present Office or Other
   Business Address             Principal Occupation or Employment

 Raymond L. Mathiasen            President; Senior Vice President and Chief
                                   Financial Officer, NME

 Maris Andersons                 Senior Vice President and Treasurer;
                                   Executive Vice President and Treasurer, NME

 Scott M. Brown*                 Vice President and Secretary; Senior
                                   Vice President, General Counsel and
                                   Secretary, NME


          DIRECTORS AND EXECUTIVE OFFICERS OF
            NME PROPERTY HOLDING CO., INC.

  Name and Principal                Present Office or Other
   Business Address             Principal Occupation or Employment

 Raymond L. Mathiasen            President; Senior Vice President and Chief
                                   Financial Officer, NME

 Maris Andersons                 Senior Vice President and Treasurer;
                                   Executive Vice President and
                                   Treasurer, NME

 Scott M. Brown*                 Vice President and Secretary; Senior
                                   Vice President, General Counsel and
                                   Secretary, NME


          DIRECTORS AND EXECUTIVE OFFICERS OF
                 NME PROPERTIES, INC.

  Name and Principal                Present Office or Other
   Business Address             Principal Occupation or Employment

 Raymond L. Mathiasen            President; Senior Vice President and Chief
                                   Financial Officer, NME

 Maris Andersons                 Senior Vice President and Treasurer;
                                   Executive Vice President and Treasurer, NME

 Scott M. Brown*                 Vice President and Secretary; Senior
                                   Vice President, General Counsel and
                                   Secretary, NME


     CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES OF
           NME, PROPCORP, HOLDING AND PROPINC
              WHO MAY ALSO SOLICIT PROXIES

  Name and Principal                Present Office or Other
   Business Address             Principal Occupation or Employment

 Christi R. Sulzbach             Senior Vice President, Public Affairs, NME

 Diana L. Takvam                 Vice President, Communications, NME

 Paul J. Russell                 Vice President, Investor Relations, NME

 David L. Dennis                 Managing Director, DLJ
 Donaldson, Lufkin & Jenrette
   Securities Corporation
 ("DLJ")
 2121 Avenue of the Stars
 Los Angeles, California  90067

 Lawrence N. Lavine              Managing Director, DLJ
 Donaldson, Lufkin & Jenrette
   Securities Corporation
 140 Broadway
 New York, New York  10005

 Michael J. McCartney            Associate, DLJ
 Donaldson, Lufkin & Jenrette
   Securities Corporation
 2121 Avenue of the Stars
 Los Angeles, California  90067


                          SCHEDULE II

SHARES HELD BY NME, PROPCORP, HOLDING AND PROPINC, THEIR
DIRECTORS AND EXECUTIVE OFFICERS, CERTAIN EMPLOYEES AND OTHER
REPRESENTATIVES OF NME, PROPCORP, HOLDING AND PROPINC

     The following entities own the shares of Common
Stock indicated below:
                                                Percent of
                         Shares of          Outstanding Shares
 Name                 Common Stock            Common Stock1

 PropInc                 2,877,947                  8.8

 Holding2                2,877,947                  8.8

 PropCorp2,3             8,878,147                 27.0

 NME4                    8,878,147                 27.0

     PropCorp may be deemed to be the beneficial owner of the 35,000 shares of Series C Preferred Stock of
Hillhaven and the 63,402 shares of Series D Preferred
Stock of Hillhaven owned by it. PropCorp owns all of the outstanding shares of the Series C and Series D Preferred
Stock of Hillhaven.

_________________

1    Based upon 32,824,463 shares of Common Stock outstanding.

2 PropCorp and Holding, as the sole stockholders of PropInc, may be deemed, for the purposes of Rule 13d-3 under the Securities Act of 1934, as amended (the "Act"), to beneficially own indirectly the 2,877,947 shares of Common Stock owned by PropInc.

3 PropCorp may be deemed to be the beneficial owner of the 6,000,200 shares of Common Stock owned by it. PropCorp also may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the 2,877,947 shares of Common Stock owned by PropInc, for an aggregate of 8,878,147 shares of Common Stock.

4 NME, as the sole stockholder of PropCorp, may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the 2,877,947 shares of Common Stock owned by PropInc and the 6,000,200 shares of Common Stock owned by PropCorp, for an aggregate of 8,878,147 shares of Common Stock.


     The following directors or executive officers, employees or other representatives of NME, PropCorp, Holding and PropInc named in Schedule I own the securities of Hillhaven indicated below:

                                           Options
                           Shares of   to Purchase     Percent of
Name                  Common Stock    Common Stock   Common Stock1

Jeffrey C. Barbakow2        1,960             0           *3

Michael H. Focht, Sr.           0             0           *

Maris Andersons             8,700         2,000           *

Barry P. Schochet               0             0           *

Raymond L. Mathiasen       10,500             0           *

Scott M. Brown                  0             0           *

Bernice B. Bratter              0             0           *

Maurice J. DeWald               0             0           *

Peter de Wetter             5,000        10,000           *

Edward Egbert               3,000             0           *

Raymond A. Hay                 40             0           *

Lester B. Korn              6,000         8,000           *

James P. Livingston        10,000             0           *

Richard S. Schweiker           60             0           *

Christi R. Sulzbach             0             0           *

Paul J. Russell             2,400             0           *

Diana N. Takvam                 0             0           *

David L. Dennis             2,000             0           *

Lawrence N. Lavine              0             0           *

Michael J. McCartney            0             0           *


  Directors and executive
  officers as a group      45,260        20,000           *

________________

1 Assumes exercise of all options. Based upon 32,824,463 shares of Common Stock outstanding.

2 Mr. Barbakow holds 960 shares of Hillhaven stock directly, and 1,000 shares as the custodian for his children.

3    Less than one percent.



          In the ordinary course of its business, DLJ engages in securities trading and brokerage activities and may trade or otherwise effect transactions in debt or equity securities of Hillhaven for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of March 31, 1995, DLJ held a net long position of less than 1% of the shares of Common Stock outstanding.


                       SCHEDULE III

          SHARES HELD BY HILLHAVEN'S MANAGEMENT

          Based upon Hillhaven's Proxy Statement dated
August 24, 1994, as of August 8, 1994, the directors and executive officers of Hillhaven beneficially owned
(within the meaning of the rules under Section 13(d) of the Securities Exchange Act of 1934, as amended (the
"Exchange Act")), 1,359,755 shares of Hillhaven common stock (or approximately 4.90% of the shares reported as outstanding on such date).

          In addition, Hillhaven has issued 4,200,000 shares of Common Stock to a grantor trust established to fund certain employee benefit plans of Hillhaven. NME understands that Hillhaven employees, including members of Hillhaven's senior management, are beneficiaries of, and have certain voting and tender rights with respect to certain shares held by, such grantor trust. However, Hillhaven has not disclosed the number of shares which are held by such trust on behalf of members of Hillhaven senior management.

          To the knowledge of NME, PropCorp, Holding and PropInc, based on a review of documents on file as of March 6, 1995 with the Securities and Exchange Commission under the Exchange Act, NME, Wachovia Corporation and
Wellington Management Company each beneficially owns 5% or more of the outstanding shares of Common Stock.

          Although NME, PropCorp, Holding and PropInc do not have any information that would indicate that any information contained in this Proxy Statement that has been taken from the Hillhaven Proxy Statement dated
August 24, 1994 or any other document on file with the Securities and Exchange Commission is inaccurate or incomplete, NME, PropCorp, Holding and PropInc take no responsibility for the accuracy or completeness of such information.


                    I M P O R T A N T

     Your proxy is important.  No matter how many shares
of Common Stock you own, please give NME your proxy FOR
the Resolution by:

     SIGNING the enclosed BLUE proxy card,

     DATING the enclosed BLUE proxy card and

     MAILING the enclosed BLUE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

     If you have already submitted a proxy to Hillhaven for the Annual Meeting, you may change your vote to a vote FOR the Resolution by signing, dating and returning the enclosed BLUE proxy card for the meeting, which must be dated after any proxy you may have submitted to Hillhaven. Only your latest dated proxy for the Annual
Meeting will count at such meeting.

     If you have any questions, or require any additional information concerning this Proxy Statement, please contact MacKenzie Partners, Inc. at the addresses set forth below. IF ANY OF YOUR SHARES OF COMMON STOCK ARE
HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE
OR OTHER INSTITUTION, ONLY IT CAN VOTE SUCH SHARES AND
ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS.
ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR
YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE BLUE
PROXY CARD.

               MACKENZIE PARTNERS, INC.
                  156 FIFTH AVENUE
              NEW YORK, NEW YORK  10010
            (212) 929-5500 (CALL COLLECT)
                        OR
            CALL TOLL FREE (800) 322-2885



                THE HILLHAVEN CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF
             NATIONAL MEDICAL ENTERPRISES, INC.

The undersigned hereby appoints Jeffrey C. Barbakow and Scott M. Brown, or any one of them, each with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes such persons to represent and to vote as designated below all shares of common stock of The Hillhaven Corporation which the undersigned would be entitled to vote if personally present at the 1995 Annual Meeting of Stockholders, and at any adjournments or postponements thereof on the item set forth below and on such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECT
ED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR" IN
ITEM 1. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

NATIONAL MEDICAL ENTERPRISES, INC. UNANIMOUSLY RECOMMENDS A
VOTE "FOR" IN ITEM 1.

Item 1.   Proposal to adopt a resolution supporting the
          immediate sale or merger of The Hillhaven
          Corporation to maximize the value of all
          shareholders' investment therein
          ( )  FOR         ( ) AGAINST         ( ) ABSTAIN

           (To be signed on the reverse side)


The undersigned hereby acknowledges receipt of the Proxy
Statement of National Medical Enterprises, Inc. The undersigned hereby revokes any proxies heretofore given by the undersigned.

BY SIGNING, DATING AND RETURNING THIS PROXY CARD, SHAREHOLDERS
WILL BE GIVING UP THEIR RIGHT TO VOTE FOR THE ELECTION OF
DIRECTORS AND ANY OTHER PROPOSAL TO BE BROUGHT BEFORE THE ANNUAL
MEETING.

THIS PROXY SHALL CONTINUE IN FORCE UNTIL AUGUST 31, 1996.

                         Dated: _________________________, 1995


                          _____________________________________
                                Signature of Stockholder


                          _____________________________________
                               Signature of Stockholder
                                    (if held jointly)

                         Please mark, date and sign as your
                         name appears to the left and return
                         in the enclosed envelope.  If
                         acting as an executor,
                         administrator, trustee, guardian,
                         etc., you should so indicate when
                         signing.  If a corporation, please
                         sign the full corporate name, by
                         duly authorized officer.



                             IMPORTANT
                PLEASE SIGN, DATE AND RETURN THIS PROXY
                   IN THE REPLY ENVELOPE PROVIDED